UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 13, 2016

Date of Report (Date of earliest event reported)

STONE ENERGY CORPORATION

(Exact name of registrant as specified in charter)

Delaware	1-12074	72-1235413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 E. Kaliste Saloom Road Lafayette, Louisiana		70508
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (337) 237-0410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously announced on May 16, 2016, Stone Energy Corporation (the “Company”) elected to not make an approximate $29 million interest payment (the “Interest Payment”) that was due on May 15, 2016 with respect to its outstanding 7.50% Senior Notes due 2022 (the “2022 Notes”). The Company did not make the Interest Payment at that time in order to allow the Company to continue to assess various strategic alternatives to address its liquidity and capital structure, including strategic and refinancing alternatives through a private restructuring, asset sales and a prepackaged or prearranged bankruptcy filing. The indenture governing the 2022 Notes provides a 30-day grace period that extended the latest date for making the Interest Payment to June 14, 2016 before an event of default would have occurred under the indenture. The Company intends to make the Interest Payment on June 14, 2016 and, as a result, will be in compliance with its obligations under the indenture. In addition, on June 13, 2016, the Company made the second borrowing base deficiency payment of approximately $29.2 million pursuant to the terms of that certain Fourth Amended and Restated Credit Agreement, dated as of June 24, 2014, among the Company, certain of the Company’s subsidiaries, as guarantors, and the financial institutions party thereto. The Company continues to assess its restructuring alternatives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION

Date: June 14, 2016	By:	/s/ Lisa S. Jaubert
Lisa S. Jaubert Senior Vice President, General Counsel and Secretary

3